                                 EXHIBIT 10.3


                  Credit Agreement dated June 1, 1995 between
              Richard E. Rainwater and NationsBank of Texas, N.A.
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                                                                    EXHIBIT 10.3


                           NATIONSBANK OF TEXAS, N.A.
                            500 West Seventh Street
                          Fort Worth, Texas 76113-2260
                          Facsimile No. (817) 390-6271



                                  June 1, 1995



Mr. Richard E. Rainwater
Suite 2700
777 Main Street
Fort Worth, Texas 76102
Facsimile No. (817) 332-3923

                 Re:      Credit Agreement

Dear Mr. Rainwater

                 Subject to this agreement, NationsBank of Texas, N.A. ("Lender"), agrees to extend credit to Richard E. Rainwater ("Borrower") from time to time on or after the date of this agreement and before the Termination Date -- up to $75,000,000 principal exposure at any time -- on a revolving credit basis, to be used by Borrower for investment purposes, which may include, but are not limited to, the purchase or carrying of margin stock. Accordingly, in consideration of the mutual covenants in the Loan Papers, Borrower and Lender agree as follows:

         1.      Definitions.     As used in this agreement:

                 Acceptable Additional Collateral means additional Collateral under this agreement, which may be:

                  o Before the Termination Date: Additional shares of Columbia/HCA Stock, subject to (i) the limitations of the proviso in the definition of the term "Loan-to-Collateral Ratio" and Paragraph 5(d) and
                          (ii) the then-fair-market value of those additional shares being at least $25 per share (as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events), and

                  o       Before, on, or after the Termination Date: (i) Cash,
                          (ii) investments in obligations issued or unconditionally guaranteed by the United States government or issued by any of its agencies and backed by the full faith and credit of the United States of America, (iii) certificates of deposit that are issued by Lender, or (iv) other collateral satisfactory in form and substance to Lender in its sole discretion.

         Advance means any amount disbursed by Lender to Borrower under the Loan Papers -- as an original disbursement of funds, or the continuation of an amount outstanding.

         Advance Notice is defined in Paragraph 2.

         Advance Ratio means at any time a Loan-to-Collateral Ratio of (a) 100% or less for Collateral that is cash or certificates of deposit that are issued by Lender, (b) 90% or less for Collateral that is investments in obligations issued or unconditionally guaranteed by the United States government or issued by any of its agencies and backed

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by the full faith and credit of the United States of America, and (c) 50% or
less for all other Collateral.   With any combination of different kinds of
Collateral, the combined percentage will be adjusted appropriately.

         Base Rate means, for any day, the annual interest rate most recently announced by Lender as its prime rate -- which is not necessarily the lowest or best rate actually charged to any customer -- in effect at its principal office in Fort Worth, automatically fluctuating upward and downward as specified in each such announcement without special notice to any Person.

         Business Day means (a) for all purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by law to be closed in Texas and (b) for purposes of any Advance at the LIBOR Rate, a day when commercial banks are open for international business in London.

         Collateral is defined in Paragraph 5.

         Columbia/HCA means Columbia/HCA Healthcare Corporation, a Delaware corporation.

         Columbia/HCA Stock means Common Stock par value $0.01 issued by Columbia/HCA that is pledged from time to time to secure payment of the Obligation.

         Consequential Loss means any loss or expense which Lender may incur as a consequence of (a) any failure or refusal of Borrower (for any reasons whatsoever other than Lender's default) to take any Advance at the LIBOR Rate after Borrower has requested it under this agreement, or (b) any prepayment, or payment of an Advance at the LIBOR Rate before the last day of the Interest Period for it.

         Conversion Notice is defined in Paragraph 3(i).

         Default is defined in Paragraph 10.

         Default Rate means, for any day, the lesser of (a) the Maximum Rate and (b) the Base Rate plus 4%.

         HCA Registration Rights Agreement means the Registration Rights Agreement dated as of March 16, 1989, among HCA-Hospital Corporation of America (predecessor-in-interest to Columbia/HCA) and certain of its stockholders, as amended.

         Interest Period means, for each Advance at the:

                 (a) Base Rate, the period beginning with the date it is borrowed or converted to the Base Rate, and ending on the date when all or a portion of that Advance is next paid or converted to an Advance at the LIBOR Rate; and

                 (b) LIBOR Rate, a 1-, 2-, 3- or 6-month period, as designated in accordance with this agreement.

         LIBOR Rate means, for each Advance at the LIBOR Rate, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/16th%) equal to the sum of (a) the quotient of (i) the rate of interest determined by Lender to be the average rate (rounded upward, if necessary, to the nearest 0.01%) at which deposits in United States dollars are offered by Lender (or, at Lender's discretion, its affiliate) in the London interbank market at approximately 11:00 a.m. London time two Business Days prior to the first day of the applicable Interest Period for delivery on the first day of that Interest Period for the number of days comprised therein and in an amount comparable to the amount of that Advance, divided by (ii) one minus the Reserve Requirements (stated as a decimal), plus (b) 0.75%, so long as the Loan-to-Collateral Ratio is less than or equal to 60%, but if on any date the Loan-to-


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Collateral Ratio is greater than 60%, then 0.85%, commencing on such date and continuing until the end of the applicable Interest Period.

         Loan Papers means this agreement, any and all notes, security agreements, financing statements, guaranties, and other agreements, documents, and instruments ever delivered in connection with this agreement and all future renewals, extensions, or restatements of, or amendments, modifications, or supplements to, all or any part of the foregoing.

         Loan-to-Collateral Ratio means, at any time, the quotient -- stated as a percentage -- of the (a) Principal Debt divided by (b) the fair-market value
- -- or, for any Collateral that has no readily obtainable fair-market value, the loan value attributable to it by Lender -- of the Collateral provided that, for purposes of this definition only, (a) if the Columbia/HCA Stock ever has a per share market value of less than $25 (as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events), then the value of that stock may not be included in determining the Advance Ratio, and
(b) no Collateral that is securities may constitute, in Lender's reasonable judgment (i) "restricted securities," as defined in Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), or (ii) securities held by an "affiliate," as defined in Rule 144. The "fair market value" of Columbia/HCA Stock means, for any day, the product of (a) the number of shares of such stock times (b) the last sale price per share of such stock on the previous trading day as reported in the Wall Street Journal on such day.

         Margin Ratio means at any time a Loan-to-Collateral Ratio of (a) 100% for Collateral that is cash or certificates of deposit that are issued by Lender, (b) more than 95% for Collateral that is investments in obligations issued or unconditionally guaranteed by the United States government or issued by any of its agencies and backed by the full faith and credit of the United States of America, (c) for all other Collateral, more than 70%. With any combination of different kinds of Collateral, the combined percentage will be adjusted appropriately.

         Material Adverse Event means any set of one or more circumstances or events which, individually or collectively, would reasonably be expected to result in any (a) impairment of Borrower's ability to perform any of his payment or other material obligations under the Loan Papers or the ability of Lender to enforce any such obligations or any of its rights under the Loan Papers, (b) adverse effect upon the validity or enforceability of any Loan Paper, (c) material adverse effect upon Borrower's financial condition, as represented to Lender in Borrower's financial statements that were most recently furnished to Lender as of the date of this agreement, or (d) Potential Default or Default.

         Maximum Amount and Maximum Rate respectively mean the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable law, that Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

         Note is defined in Paragraph 4(a).

         Obligation means all present and future indebtedness, obligations, and liabilities, and all renewals, extensions, and modifications thereof, now or hereafter owed to Lender by Borrower, arising from, by virtue of, or pursuant to any Loan Paper, together with all interest accruing thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof.

         Potential Default is defined in Paragraph 10.

         Principal Debt means the unpaid principal balance of all Advances.

         Reserve Requirements means the then-stated maximum rate of all reserve requirements under regulations issued by the Board of Governors of the Federal Reserve System (including, without limitation, any margin,

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emergency, supplemental, special or other reserves required in respect of
Eurocurrency liabilities for a member of the Federal Reserve System having deposits in excess of $1,000,000,000).

         Revolving Commitment means $75,000,000.

         Termination Date means the earlier of (a) June 1, 1997, and (b) the effective date that Lender's commitment to extend credit under this agreement is otherwise cancelled or terminated in accordance with this agreement.

         2. Commitment. Upon Borrower's prior notice -- in substantially the form of the attached Exhibit B-1 (an "Advance Notice"), Lender agrees to extend to Borrower prior to the Termination Date in the form of Advances so long as, immediately after an Advance is made (i) the Principal Debt does not exceed the Revolving Commitment and (ii) the Advance Ratio is met. The Advance Notice must be received by Lender at least three Business Days before an Advance. Each such Advance may only be borrowed on a Business Day and must be an integral multiple of $100,000 and a minimum of $500,000.

         3. Interest Rates and Protections. Except as otherwise stated, the Principal Debt shall bear interest at a rate per annum equal to the lesser of (a) the Maximum Rate and (b) the LIBOR Rate (or, in certain circumstances, the Base Rate, as provided in this agreement). Each change in the Base Rate and Maximum Rate, subject to the terms of this agreement, will become effective, without notice to Borrower or any other Person, upon the effective date of that change.

                 (a) Advance Notice. Borrower must designate the date, amount, and Interest Period of each requested Advance in the Advance Notice for it.

                 (b) Interest Periods. At the time Borrower gives any Advance Notice (or Conversion Notice pursuant to Paragraph 3(i)) in respect of the making of an Advance at the LIBOR Rate, Borrower must elect the Interest Period applicable thereto, provided that (i) the initial Interest Period for an Advance at the LIBOR Rate shall commence on the date of that Advance (including the date of any conversion thereto), and each Interest Period occurring thereafter in respect of that Advance shall commence on the day on which the next preceding Interest Period applicable thereto expires, (ii) if any Interest Period for an Advance at the LIBOR Rate begins on a day for which there is no numerically corresponding Business Day in the calendar month at the end of such Interest Period, that Interest Period shall end on the last Business Day of such calendar month, (iii) no Interest Period may be chosen with respect to any portion of the Principal Debt which would extend beyond the scheduled repayment date for such portion of the Principal Debt, and (iv) no more than an aggregate of twenty LIBOR Rate Interest Periods shall be in effect at one time.

                 (c) Rate Estimates. Borrower or Borrower's representatives may call Lender on or before the date on which an Advance Notice (or Conversion Notice pursuant to Paragraph 3(i)) is to be delivered by Borrower in order to receive an indication of the rates then in effect, but that such projection shall neither be binding upon Lender nor affect the rate of interest which thereafter is actually in effect when the Advance Notice or Conversion Notice is given.

                 (d) Default Rate. At Lender's option and to the extent permitted by law, all past-due Principal Debt and accrued interest thereon shall bear interest from the date due and payable (stated or by acceleration) at the Default Rate until paid, regardless whether such payment is made before or after entry of a judgment.

                 (e) Recapture. If the Base Rate, LIBOR Rate, or Default Rate (the "contract rate") ever applicable to any Advance exceeds the Maximum Rate, the rate of interest on that Advance shall be limited to the Maximum Rate, but any subsequent reductions in the contract rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have

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accrued thereon if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if the applicable contract rates had at all times been in effect, then, at such time and to the extent permitted by law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if those contract rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on that Note.

                 (f) Calculations. All payments of interest shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days in the case of an Advance at the LIBOR Rate (unless such calculation would result in the interest on the Advances exceeding the Maximum Rate in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be) and 365 or 366 days, as the case may be, in the case of an Advance at the Base Rate. All interest rate determinations and calculations by Lender shall be conclusive and binding absent manifest error. Interest calculations may be made ten (or less) days prior to any due date. If the interest rate is adjusted in accordance with the terms herein during any period for which interest is payable, then, subject to Paragraph 3(g), the interest payable for the succeeding period will be adjusted appropriately.

                 (g) Maximum Rate. Regardless of any provision contained in any of the Loan Papers, Lender shall never be entitled to contract for, charge, take, reserve, receive, or apply, as interest on the Obligation, or any part thereof, any amount in excess of the Maximum Rate, and, in the event Lender ever contracts for, charges, takes, reserves, receives, or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (a) treat all Advances as but a single extension of credit (and Lender and Borrower agree that such is the case and that provision herein for multiple Advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) "spread" the total amount of interest throughout the entire contemplated term of the Obligation; provided that, if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund such excess, and, in such event, Lender shall not to the extent permitted by law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount. To the extent the laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount", such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, as amended. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not govern or in any manner apply to the Obligation.

                 (h) Offices. To the extent permitted by law, Lender may make, carry, or transfer its part of any Advance at, to, or for the account of any of its branch offices or the office of any of its affiliates.

                 (i) Basis Unavailable or Inadequate. If, on or before any date on which a LIBOR Rate is to be determined for an Advance, Lender determines that the basis for determining any such rate is not available or that the resulting rate does not accurately reflect the cost to Lender of making, maintaining, or converting Advances at such rate for the applicable Interest Period, then Lender shall promptly give notice of such determination to Borrower (and such determination shall be conclusive and binding on Borrower) and such Advance shall bear interest at the Base Rate. Until Lender notifies Borrower that the circumstances giving rise to such condition no longer exist, Lender's commitments hereunder to make or maintain, or to convert to, Advances at the LIBOR Rate shall be suspended and such Advance shall be made or maintained at the Base Rate. When the circumstances giving rise to such condition no longer exist, Borrower may convert such Advance or Advances into an Advance at the LIBOR





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Rate, provided that each such conversion must be effected by Borrower giving
Lender irrevocable notice in the form of the attached Exhibit B-2 (a "Conversion Notice") which must be received by Lender no later than 10:00 a.m. Fort Worth time on the third Business Day preceding the date of the requested conversion for conversion of an Advance to the LIBOR Rate. Each Conversion Notice must specify the date of conversion, the Advances to be converted, and the Interest Period to be applicable thereto.

                 (j)      Additional Cost/Reductions.

                          (i)     If, in respect of all or any portion of any
Advance at the LIBOR Rate (A) any present or future law shall impose, modify, or deem applicable, or compliance by Lender with any requirement (whether or nor having the force of law) of any central bank or governmental agency shall result, in any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, special, or other reserves) be maintained
- -- other than the Reserve Requirements already taken into effect in the calculation of the LIBOR Rate -- and (B) any of the same results in a reduction in any sums receivable by Lender hereunder or an increase in the costs incurred by Lender in advancing or maintaining any portion of any Advance at the LIBOR Rate, then (C) Lender shall give notice to Borrower upon becoming aware of same and deliver to Borrower a certificate setting forth in reasonable detail the amount necessary to compensate Lender for such reduction or such increase (which certificate shall be conclusive and binding as to such amount, absent manifest error), and (D) Borrower shall either, at Borrower's election, pay such amount to Lender within ten days after demand therefor or, before the Termination Date and subject to all other conditions to an Advance under this agreement, add such amount to the Principal Debt.

                     (ii) If with respect to all or any portion of any Advance, any present or future law regarding capital adequacy or compliance by Lender with any request, directive, or requirement now existing or hereafter imposed by any central bank or governmental agency regarding capital adequacy (whether or not having the force of law) shall result in a reduction in the rate of return on Lender's capital as a consequence of Lender's obligations under this agreement to a level below that which Lender otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Lender to be material (and Lender may, in determining such amount, utilize such assumptions and allocations of costs and expenses as Lender shall deem reasonable and may use any reasonable averaging or attribution method), then (unless the effect of such event is already reflected in the rate of interest then applicable hereunder) Lender shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate Lender therefor, which certificate shall be conclusive and binding absent manifest error, and Borrower shall either, at Borrower's election, pay such amount to such Lender within ten days after demand therefor or, before the Termination Date and subject to all other conditions to an Advance under this agreement, add such amount to the Principal Debt.

                 (k) Unlawfulness. If at any time any law shall make it unlawful for Lender to make or maintain any Advance at the LIBOR Rate, then Lender shall promptly notify Borrower, and (a) in respect of undisbursed funds, Lender shall not be obligated to make any requested Advance which would be unlawful, and (b) in respect of any outstanding Advance (i) if maintaining such Advance until the last day of the Interest Period applicable thereto is unlawful, such Advance shall be converted to the Base Rate as of the date of such notice, and Borrower shall pay any related Consequential Loss, or (ii) if not so prohibited by law, such Advance shall be converted to the Base Rate as of the last day of the Interest Period then applicable thereto, or (iii) if any such conversion will not resolve such unlawfulness, Borrower shall prepay promptly that Advance, without penalty, but with any related Consequential Loss.

                 (l) Consequential Loss. Borrower shall indemnify Lender against, and shall pay to Lender within ten days after demand, any Consequential Loss of Lender. When Lender demands that Borrower pay any Consequential Loss, Lender shall deliver to Borrower a certificate setting forth in reasonable detail the basis for imposing such Consequential Loss, the calculation of such amount thereof, which calculation shall be conclusive and binding absent manifest error.
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         4.      Terms of Payment.

                 (a) Note. The indebtedness arising under this agreement shall be evidenced by, and payable in accordance with the terms of, a promissory note (as renewed, extended, amended, or replaced, the "Note"), executed by Borrower and in the stated principal amount of $75,000,000 and substantially in the form of the attached Exhibit A.

                 (b) Prepayments. If Borrower fails to deliver Acceptable Additional Collateral whenever required under this agreement within the five Business Days herein provided, then Borrower must, upon demand and without further notice, mandatorily prepay the Obligation -- together with any related Consequential Loss -- until the Advance Ratio is met. Subject to this agreement, any Principal Debt repaid before the Termination Date may be reborrowed.

                 (c) Order of Application. Except as otherwise provided, payments and prepayments of the Obligation shall be applied in the following order: (i) expenses then owed to Lender; (ii) fees then due and payable to Lender; (iii) accrued interest on the Obligation that is then due and payable;
(iv) Principal Debt; and (v) to the remaining Obligation in the order and manner as Lender may select. Applications under clause (v) will be made in an order that will minimize the related Consequential Loss.

                 (d) Fees. Borrower agrees to pay to Lender a facility fee, payable on the date on which the initial Advance is made hereunder equal to 0.25% of the Revolving Commitment, which -- except as otherwise provided by law and to the extent not in excess of the Maximum Rate -- does not constitute compensation for the use, detention, or forbearance of money, is in addition to, and not in lieu of, interest and expenses otherwise described in this agreement, is non-refundable, bears interest at the Default Rate from the date due until paid, and is calculated on the basis of actual number of days over a 360-day year.

         5.      Collateral.

                 (a) Advance Ratio. On and after the date of this agreement, Borrower shall from time to time pledge and deliver to Lender Columbia/HCA Stock (together with any additional collateral under clauses (b) or (c) below and proceeds, the "Collateral") with a fair-market value sufficient to enable Borrower to borrow Advances under Paragraph 2.

                 (b) Margin Ratio. If the Margin Ratio exists, then Borrower shall, within five Business Days of receipt by Borrower, Borrower's office, or Borrower's attorney of request from Lender, pledge and deliver to Lender Acceptable Additional Collateral until the Advance Ratio is met.

                 (c) Release of Collateral. If the Loan-to-Collateral Ratio is ever less than 40% for more than 30 consecutive Business Days, then Lender shall -- upon receipt of written request from Borrower -- as soon as reasonably practical return to Borrower Columbia/HCA Stock, or other Collateral, in Lender's sole discretion, and release Lender's security interest therein until the Loan-to-Collateral value is 45%, so long as the release of such stock to Borrower does not violate Regulation U of the Board of Governors of the Federal Reserve System, as amended. In addition, upon Borrower's written request, and if Borrower delivers to Lender Acceptable Additional Collateral, and such security instruments as Lender requests in order to give Lender a first priority perfected security interest in such substitute collateral, Lender shall return to Borrower all such shares of Columbia/HCA Stock as Borrower may request, so long as the Loan-to-Collateral Ratio will be less than or equal to 45% upon the return of such shares.

                 (d) Volume Limitations. In no event however, may the Collateral include Columbia/HCA Stock in excess of 5% of the issued and outstanding shares of the Common Stock par value $0.01 issued by Columbia/HCA.

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
         6. Certain Representations and Warranties. Borrower represents and warrants to Lender that: (a) Borrower has requisite legal capacity and power to conduct his businesses and to execute, deliver, and comply with the terms of the Loan Papers for which no approval or consent of any person, entity or governmental authority of any nature is required; (b) the execution, delivery, and performance of the Loan Papers will not cause Borrower to be in violation of any applicable law or regulation (to the extent such violation is a Material Adverse Event) or of any material agreement, instrument, or contract to which Borrower is a party or by which any of Borrower's assets are bound;
(c) Borrower is not involved in or aware of the threat of any litigation which, if determined adversely to Borrower, would be a Material Adverse Event; (d) there are no outstanding or unpaid judgments against Borrower; (e) all financial statements and related information delivered to Lender by Borrower were true and correct in all material respects as of the date thereof, were (in the case of financial statements) prepared in accordance with accounting principles acceptable to Lender, and fairly present Borrower's financial condition, material liabilities, there having been no material adverse changes in the financial condition of, and no (except as contemplated herein) material obligations (direct, indirect, contingent, or liquidated) incurred by, Borrower between the date of such financial statements and the date hereof; and (f) credit extended under this agreement is for the purposes stated in the first paragraph of this agreement.

         7. Conditions Precedent. Lender shall not be obligated to make the initial or any subsequent Advance hereunder unless and until it shall have received (a) the notice therefor in substantially the form of the attached Exhibit B-1 and all statements made therein are true and correct, and (b) agreements, documents, instruments, certificates, opinions, evidences, and other items listed on the attached Schedule I, in each case in such number of counterparts and in form as may be reasonably acceptable to Lender.

         8. Certain Affirmative Covenants. Until the Obligation has been paid and performed in full, Borrower covenants with Lender that it shall: (a) deliver to Lender financial statements and other information from time to time and at any time as Lender may reasonably request, containing such information as Lender may deem necessary or appropriate, in its sole discretion, including, without limitation, (i) as soon as available, but no later than 90 days after the end of each calendar year, annual financial statements (including a balance sheet, cash flow statement, and statement of contingent liabilities) executed by Borrower and prepared in accordance with accounting principles acceptable to Lender and showing Borrower's financial condition and material liabilities, and
(ii) as soon as available, but no later than 60 days after the end of each quarter of each calendar year, quarterly financial statements (including a balance sheet, cash flow statement, and statement of contingent liabilities) executed by Borrower and prepared in accordance with accounting principles acceptable to Lender and showing Borrower's financial condition and material liabilities; (b) take such action and execute such additional pledge agreements, stock powers, Federal Reserve Form U-1 Statements of Purpose, and other agreements, documents, and instruments as may be reasonably required by Lender relating to the Collateral; (c) transfer to Lender significant deposit accounts that now exist at other institutions; and (d) pay the out-of-pocket costs, including, without limitation, filing fees and reasonable attorneys' fees, costs, expenses and disbursements incurred by Lender in the preparation, negotiation, execution, and, if appropriate, recordation of the Loan Papers and any amendments thereto or waivers thereunder.

         9. Certain Negative Covenants. Until the Obligation has been paid and performed in full, Borrower covenants and agrees with Lender that Borrower will not directly or indirectly, without prior written consent of Lender: (a) permit the Columbia/HCA Stock, or any other Collateral ever to become subject to any contractual or consensual transfer restrictions which would be applicable to Lender or any transferee of Lender, except restrictions under the HCA Registration Rights Agreement; (b) assign or attempt to assign any of Borrower's rights or obligations under any Loan Paper; (c) sell "Registrable Securities," as defined in the HCA Registration Rights Agreement, in any registration effected pursuant to the HCA Registration Rights Agreement; or (d) create, assume, incur, permit to exist, guarantee or in any manner become liable, contingently or otherwise, in respect of any indebtedness, other than the indebtedness of the Borrower under the Loan Papers, in an aggregate amount outstanding in excess of $50,000,000.




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
         10. Default. As used herein, "Default" means the occurrence of any one or more of the following (and the term "Potential Default" means the occurrence of any event which, with notice or lapse of time or both, could become a Default): (a) Borrower's failure or refusal to pay any of the Obligation when due (and, in respect of interest payments only, the same is not paid within five days of such due date); (b) Borrower's failure to punctually and properly perform, observe, and comply with any other covenant, agreement, or condition contained in Paragraph 5; (c) Borrower's failure to punctually and properly perform, observe, and comply in any material respect with any other covenant, agreement, or condition contained in any Loan Paper and such failure is not corrected to Lender's satisfaction within five Business Days following notice thereof given to Borrower by Lender; (d) Borrower shall be insolvent, shall generally fail to pay Borrower's debts as they become due, or shall become a party to (other than as a claimant or creditor) or is made the subject of any proceeding provided by any bankruptcy, liquidation, conservatorship, moratorium, rearrangement, receivership, insolvency, reorganization, or similar law from time to time in effect and affecting the rights of creditors generally (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days after its filing); (e) Borrower fails to have discharged, within a period of 30 days after final entry of any judgment, warrant of attachment, sequestration, or similar proceeding against its assets with a value, individually or collectively, in excess of $1,000,000; (f) the occurrence and continuance of an event of default in respect of any other debt of Borrower, individually or collectively, in excess of $1,000,000 (unless Borrower is diligently contesting the amount or validity of such debt or such event of default by appropriate proceedings and the obligee in respect thereof is not pursuing the exercise of remedies against Borrower or Borrower's assets at such time); (g) any representation or warranty made by Borrower in this agreement or in any other writing delivered by Borrower to Lender in connection with this agreement was false, misleading, or erroneous in any material respect at the time it was made; and (h) any other "event of default" or "default" under, or as such terms are defined in any Loan Paper.

         11. Remedies and Rights. Upon the occurrence and continuance of a Default, Lender may exercise any and all legal and equitable rights and remedies afforded by the Loan Papers, applicable laws, or otherwise, including, without limitation, declaring all of the Obligation immediately due and payable and terminating its commitment to make Advances under this agreement. All rights available to Lender under the Loan Papers shall be cumulative of and in addition to all other rights granted to Lender at law or in equity, whether or not the Obligation be due and payable and whether or not Lender has instituted any suit for collection or other action in connection with the Loan Papers. Any sums spent by Lender pursuant to the exercise of any right provided herein shall become part of the Obligation and shall bear interest from the date spent until the date repaid by Borrower at the Default Rate, and the obligations of Borrower and the rights of Lender under the Loan Papers shall continue in full force and effect until the Obligation and all other indebtedness under the Loan Papers has been paid and performed in full.

         12. Indemnification. Borrower shall indemnify, protect, and hold Lender and its parents, subsidiaries, directors, officers, employees, representatives, agents, successors, assigns, and attorneys (collectively, the "Indemnified parties") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, and proceedings and all reasonable and necessary costs, expenses (including, without limitation, all reasonable attorneys' fees and legal expenses whether or nor suit is brought) and disbursements of any kind or nature whatsoever (the "Indemnified liabilities") which may at any time be imposed on, incurred by, or asserted against the indemnified parties, in any way relating to or arising out of any Loan Paper, or any of the transactions contemplated therein to the extent that any of the indemnified liabilities results, directly or indirectly, from any litigation or proceeding commenced by or on behalf Of any person or entity other than the indemnified parties (provided that, although each indemnified party shall be indemnified for such party's ordinary negligence hereunder, no indemnified party shall have the right to be indemnified hereunder for its own fraud, gross negligence, or willful misconduct).

         13. Waivers. Borrower and all endorsers, sureties and guarantors of the Obligation, or any part thereof, hereby severally waive (a) presentment, demand and protest, (b) notice of default, dishonor, demand, non-payment and protest, (c) notice of intent to accelerate all or any part of the Obligation, (d) notice of acceleration of all or any part of the Obligation, (e) diligence in collecting any payment of all or any part of the Obligation, (f) the bringing of any suit against any Person, (g) notice of release, subordination, substitution or modification of any security for all or any part of the Obligation, (h) any delay, indulgence, waiver or other act of or by Lender, (i) the release of any party primarily or secondarily liable for all or any part of the Obligation, and (j) notice of any other kind.

         14. Miscellaneous. Where appropriate, words of any number shall include the plural and singular or of any gender shall include each other gender. Unless specifically otherwise provided, any approval, consent, demand, notice, request, or other communication under the Loan Papers to any party under this agreement must be in writing (which may be by facsimile transmission if a facsimile number is provided herein for such party and if, without affecting the date such facsimile transmission was actually made, subsequently confirmed by delivery or mailing in accordance with this paragraph) to be effective and shall be deemed to have been given on the day actually delivered or, if mailed, on the third Business Day after it is enclosed in an envelope, addressed to the party to be notified, properly stamped, sealed, and deposited in the appropriate postal service. Until changed by notice pursuant hereto, the address (and facsimile number, if any) for each party it set forth below its name on the first page of this agreement. All covenants, agreements, undertakings, representations, and warranties made in any Loan Paper shall survive all closings under the Loan Papers and shall not be affected by any investigation made by any party. Representations, warranties, covenants, defaults, remedies, or other provisions of any Loan Paper shall not limit or abrogate the provisions of any other Loan Paper even if of a similar nature, and all provisions of all Loan Papers shall be binding and enforceable upon the parties thereto. Any conflict or ambiguity between the terms and provisions of one Loan Paper and terms and provisions in any other Loan Paper shall be controlled by the terms and provisions that are the most restrictive upon Borrower. The laws of the State of Texas and the United States shall govern the rights and duties of the parties hereto and the validity, construction, enforcement, and interpretation of the Loan Papers. If any provision in any Loan Paper is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; the appropriate Loan Paper shall be construed and enforced as if such provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom. The Loan Papers may be amended or the provisions thereof waived only by an instrument in writing executed jointly by Borrower and Lender, and supplemented only by documents delivered or to be delivered in accordance with the express terms thereof. This agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart. THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         15. Acceptance; Parties Bound. If the foregoing is acceptable to Borrower, Borrower should execute one or more copies hereof in the spaces provided below, whereupon this letter will become an agreement binding upon and inuring to the benefit of Lender and Borrower, and the respective heirs, personal representatives, successors, and assigns of each; provided that Borrower may not, without the prior written consent of Lender, assign any rights or obligations hereunder, and any purported assignment without such consent shall be void ab initio.

                 [Remainder of page intentionally left blank.]

                                        Very truly yours,

                                        NATIONSBANK OF TEXAS, N.A., Lender

                                        By: /s/ Cary C. Conwell
                                           --------------------------------
                                            Cary C. Conwell, Vice President

                 The foregoing is accepted and agreed to in all respects on June 1, 1995, to be effective as of the date first above written.


                                         /s/ Richard E. Rainwater
                                        -----------------------------------
                                         RICHARD E. RAINWATER, Borrower



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